Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 3

TO

TRANSACTION AGREEMENT

THIS AMENDMENT NO. 3 TO TRANSACTION AGREEMENT (this “Amendment 3”), dated as of February 22, 2006, between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Boston Scientific”), and ABBOTT LABORATORIES, an Illinois corporation (“Abbott”).

WHEREAS, Boston Scientific and Abbott are parties to that certain Transaction Agreement dated as of January 8, 2006 and amended by Amendment Nos. 1 and 2 thereto dated as of January 16, 2006, pursuant to which Abbott agreed to acquire certain assets and businesses and assume certain liabilities of Guidant contingent upon Boston Scientific’s acquisition of Guidant (the “Agreement”); and

WHEREAS, Boston Scientific and Abbott desire to further amend the Agreement as provided in this Amendment 3 in accordance with Section 12.07 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual agreements contained in this Amendment 3, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. Amendments to the Agreement. (a) Section 2.03(b) of the Agreement is hereby amended and restated to read as follows:

“(b)                           On or before March 1, 2006, Abbott shall provide Boston Scientific with a proposed allocation of the Purchase Price among the Asset categories (the “Allocation”) for Boston Scientific’s review and comment. For purposes of the Allocation, Asset categories shall consist of the following two classes:  (i) Assets located or owned in the United States, and (ii) Assets located or owned outside of the United States. If Boston Scientific does not provide any comments to Abbott in writing within 17 days following delivery by Abbott of the proposed Allocation, then the Allocation proposed by Abbott shall be deemed to be final and binding, absent manifest error. If, however, Boston Scientific submits comments to Abbott within such 17-day period, Abbott and Boston Scientific shall negotiate in good faith to resolve any differences within 12 days of such submission. If Boston Scientific and Abbott are unable to reach a resolution within such 12 day period, then all remaining disputed items shall be submitted for resolution by an internationally-recognized, independent accounting firm mutually selected by Abbott and Boston Scientific (the “Allocation Accounting Firm”), which shall make a final determination as to the disputed items within 17 days after such submission, but in no event later than 20 days following the closing of the Merger, and such determination shall be final and binding on Boston Scientific and

Abbott. The fees and disbursements of the Allocation Accounting Firm shall be shared equally between Boston Scientific and Abbott. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder. For all Tax purposes, Abbott and Boston Scientific agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.”

(b)                                 Section 5.07(b) of the Agreement is hereby amended and restated to read as follows:

“(b)                           (i)  During the term of the supply arrangements, if Boston Scientific manufactures drug eluting stent systems substantially identical to DES Stents being supplied by Abbott under the supply arrangements, then for each such drug eluting stent system that Boston Scientific sells or otherwise transfers for value to a third party (which shall not include samples or drug eluting stent systems provided at no cost for use in clinical trials), Boston Scientific shall pay to Abbott an amount equal to the Manufacturing Margin (as defined below).

(ii)                                  If Boston Scientific wishes to substitute the delivery system of a DES Stent, then, at its option, Boston Scientific shall either (A) deliver the substitute component to Abbott for inclusion in DES Stents to be supplied by Abbott to Boston Scientific, or (B) manufacture the DES Stents itself, in which case Boston Scientific shall, during the term of the applicable supply arrangement, pay to Abbott the Manufacturing Margin with respect to each such DES Stent sold or otherwise transferred for value to third parties (which shall not include samples or DES Stents provided at no cost for use in clinical trials).

(iii)                               At the request of Boston Scientific, during the term of the supply arrangements, Abbott will supply to Boston Scientific at cost, for use in DES Stents or any everolimus-eluting stent system of Boston Scientific, any components used at any time during the term of the supply arrangements in manufacturing DES Stents sold by Abbott. If the mere supply of any components pursuant to this Section 5.07(b)(iii) would result in a breach of any license or other agreement included in the Assets entered into by Guidant with a third party prior to the Closing, then Abbott shall have no obligation to supply such components unless Boston Scientific has entered into a separate written license or other agreement with such third party authorizing the supply of such components by Abbott to Boston Scientific, and Abbott shall assist Boston Scientific in obtaining such license or agreement. If Abbott supplies components to Boston Scientific that, at the time of such supply, Abbott is not using to make DES Stents, and if such components infringe the Intellectual Property of a third party, then Boston Scientific will indemnify Abbott against any damages incurred by Abbott as a result of an Action by such third party alleging that Abbott’s manufacture, use or sale of such components supplied to Boston Scientific, or Boston Scientific’s sale or use of such components, infringes such Intellectual Property. Abbott shall invoice Boston Scientific with respect to such components upon shipment of such components, and Boston Scientific shall pay for such components within 45 days from the date of its receipt of such components.

Boston Scientific shall reimburse Abbott for any actual costs associated with changeovers from Abbott to Boston Scientific components included in the DES Stents. Abbott shall invoice Boston Scientific with respect to costs associated with such changeovers, and Boston Scientific will make payment on such invoices within 45 days from the date of Abbott’s invoice. Each invoice delivered by Abbott regarding component or changeover costs will be subject, at Boston Scientific’s request, to an audit on an annual basis by a third party reasonably acceptable to the parties. The parties shall reimburse each other, as applicable, no later than the tenth Business Day following the completion of such third party audit, for the aggregate amount of any overpayment or underpayment by Boston Scientific during the applicable year based on such audit.”

(c)                                  Section 5.07(h) of the Agreement is hereby amended and restated to read as follows:

“(h)                           Abbott shall invoice Boston Scientific with respect to the Abbott Manufacturing Cost (as defined below) for each DES Stent (including samples of DES Stents) supplied by Abbott to Boston Scientific upon shipment, and Boston Scientific shall pay such Abbott Manufacturing Cost to Abbott within 45 days from the date of receipt by Boston Scientific of such DES Stent. In addition, for each DES Stent supplied by Abbott to Boston Scientific and sold or otherwise transferred for value to a third party by Boston Scientific (which shall not include samples or DES Stents provided at no cost for use in clinical trials), Boston Scientific shall pay an amount equal to the Manufacturing Margin with respect to such DES Stent. For purposes of this Agreement, “Abbott Manufacturing Cost” means, for each DES Stent shipped during the relevant calendar year, (i) $400 in 2006, (ii) $350 in 2007, (iii) $300 in 2008, (iv) $275 in 2009, and (v) $250 in 2010 and all other calendar years thereafter during the term of the supply arrangements, in each case as adjusted pursuant to the provisions of Section 5.07(l).”

(d)                                 The first sentence of Section 5.07(i) is hereby amended and restated to read as follows:

“Boston Scientific will pay directly to a third party any royalty payments required to be paid to such third party (pursuant to any license agreements or arrangements with such third party) in respect of any sales by Boston Scientific or its Affiliates of DES Stents.”

(e)                                  Section 5.07(j) of the Agreement is hereby amended and restated to read as follows:

“(j)                               The “MRG Price” in a particular Territory means the weighted average selling price of DES Stents or drug eluting stent systems substantially identical to DES Stents sold or otherwise transferred for value to a third party by Boston Scientific during the relevant quarter of the term of the applicable supply arrangement as reflected in reports prepared by Millennium Research Group (or, if Millennium Research Group does not cover the Rest of the World or Japan, or is no longer preparing such data for the United States or Europe, by another independent market research firm reasonably acceptable to the parties); provided that the MRG Price as it relates to the United States, Europe and Rest of World will include a discount to such weighted average selling price of 6% to reflect customary rebates and discounts for drug eluting stent systems in such Territories, and the MRG Price as it relates to Japan will include a discount to such weighted average selling price of 25% to reflect customary rebates, discounts and distribution costs in Japan, in each case as adjusted pursuant to the provisions of Section 5.07(l).”

(f)                                    The following new Section 5.07(k) is hereby added to the Agreement:

“(k)                            Within 45 days following the end of each calendar quarter during the term of the supply arrangements, Boston Scientific shall pay to Abbott the aggregate Manufacturing Margin due for such calendar quarter and deliver to Abbott a written statement showing how such aggregate Manufacturing Margin was calculated that includes the following information for such calendar quarter in each Territory (i) the number of DES Stents and/or drug eluting stent systems substantially identical to DES Stents sold or otherwise transferred for value to third parties by Boston Scientific (which shall not include samples or DES Stents provided at no cost for use in clinical trials), and (ii) a calculation of the per unit Manufacturing Margin payable to Abbott. The per unit “Manufacturing Margin” shall be equal to 40% of the result obtained by subtracting from the MRG Price the sum of (A) royalties (calculated based on the MRG Price) payable to third parties by Boston Scientific with respect to each DES Stent or drug eluting stent systems substantially identical to DES Stents sold or otherwise transferred for value to third parties by it (which shall not include samples or DES Stents provided at no cost for use in clinical trials), (B) 7% of the MRG Price, representing Boston Scientific’s variable selling costs for each DES Stent or drug eluting stent systems substantially identical to DES Stents, and (C) the Abbott Manufacturing Cost; provided, however, that if during any quarterly period during the term of the supply arrangement, the MRG Price of the DES Stent supplied by Abbott in any Territory is less than $400, then the Manufacturing Margin for such DES Stent in such Territory during the relevant calendar quarter in which such MRG Price is less than $400 shall instead be equal to 25% of the Abbott Manufacturing Cost; and, provided, further, that in no case shall the Manufacturing Margin be less than zero.”

(g)                                 The following new Section 5.07(l) is hereby added to the Agreement:

“(l)                               (i)  On the first Business Day of each of the thirteenth and twenty-first calendar quarters of the supply arrangements (each, a “True-Up Quarter”), Boston Scientific will deliver to an independent certified public accountant reasonably acceptable to the parties (the “True-Up Accountant”) the following reports covering the first two years (beginning on the first day of the calendar quarter in which the supply arrangement first becomes effective) and the next succeeding two years of the term of the supply arrangements, respectively:

(A)                              a report of Boston Scientific’s average actual cost, calculated on a quarterly basis, of manufacturing drug eluting stent systems in each Territory pursuant to Section 5.07(b)(i), and of manufacturing DES Stents in each Territory pursuant to clause (B) of Section 5.07(b)(ii) (a “Boston Scientific Cost Report”);

(B)                                a report of Boston Scientific’s actual weighted average selling price (after taking into account any rebates and discounts actually granted to customers in the relevant Territory) (the “Actual Selling Price”), calculated on a quarterly basis, for DES Stents or drug eluting stent systems substantially identical to DES Stents sold or otherwise transferred for value to a third party by Boston Scientific (which shall not include samples or DES Stents provided at no cost for use in clinical trials) (a “Selling Price Report”); and

(C)                                a report of average actual royalties paid to third parties by Boston Scientific pursuant to Section 5.07(i) (“Actual Royalties”), calculated on a quarterly basis, with respect to DES Stents or drug eluting stent systems substantially identical to DES Stents sold or otherwise transferred for value to a third party by Boston Scientific (which shall not include samples or DES Stents provided at no cost for use in clinical trials) (a “Royalty Report”).

On the first Business Day of the third calendar quarter following any termination of a supply arrangement (a “Final True-Up Quarter”), Boston Scientific will deliver to the True-Up Accountant a Boston Scientific Cost Report, a Selling Price Report and a Royalty Report for any period remaining in the term of such supply arrangement following the fourth year of such supply arrangement. Each Boston Scientific Cost Report, Selling Price Report and Royalty Report delivered pursuant to this Section 5.07(l)(i) will be subject, at Abbott’s request, to an audit by a third party reasonably acceptable to the parties.

(ii)                                  On the first Business Day of the first True-Up Quarter, Abbott will deliver to the True-Up Accountant a report of its average actual cost, calculated on a quarterly basis, of manufacturing DES Stents in each Territory (an “Abbott Cost Report”) for the first two years (beginning on the first day of the calendar quarter in which the supply arrangement first becomes effective) of the term of the supply arrangements. On the first Business Day of the second True-Up Quarter, Abbott will deliver to the True-Up Accountant an Abbott Cost Report for the next succeeding two years of the term of the supply arrangements. On the first Business Day of a Final True-Up Quarter, Abbott will deliver to the True-Up Accountant an Abbott Cost Report for any period remaining in the term of such supply arrangement following the fourth year of such supply arrangement. Each Abbott Cost Report delivered pursuant to this Section 5.07(l)(ii) will be subject, at Boston Scientific’s request, to an audit by a third party reasonably acceptable to the parties.

(iii)                               If (A) Boston Scientific’s or Abbott’s actual manufacturing costs during the period covered by a Boston Scientific Cost Report or Abbott Cost Report, as applicable, are greater or less than the Abbott Manufacturing Cost during such period, (B) Boston Scientific’s Actual Selling Price during the period covered by a Selling Price Report is greater or less than the MRG Price during such period, or (C) the Actual Royalties paid by Boston Scientific during the period covered by a Royalty Report are greater or less than the amount of royalties calculated based on MRG Price for purposes of calculating the Manufacturing Margin during such period, then the True-Up Accountant shall recalculate the amounts that would have been payable by Boston

Scientific to Abbott during such period pursuant to Sections 5.07(b)(i) and 5.07(b)(ii)(B) (assuming for purposes of this clause (iii) that the reference to “Abbott Manufacturing Cost” in clause (C) of the definition of Manufacturing Margin is a reference to Boston Scientific’s actual cost of manufacturing drug eluting stent systems) and Section 5.07(h) (assuming for purposes of this clause (iii) that the reference to “Abbott Manufacturing Cost” in clause (C) of the definition of Manufacturing Margin is a reference to Abbott’s actual cost of manufacturing DES Stents) using the actual manufacturing costs, Actual Selling Prices and Actual Royalties, and the parties shall reimburse each other, as applicable, for the aggregate amount of any overpayment or underpayment by Boston Scientific during such period based on such recalculated amount. Any such payment will be made no later than the later of (x) the twentieth Business Day of such True-Up Quarter or the Final True-Up Quarter, as applicable, and (y) the tenth Business Day following the completion by a third party of its audit of any Boston Scientific Cost Report, Abbott Cost Report, Selling Price Report or Royalty Report as applicable.

(iv)                              Boston Scientific and Abbott shall cause the True-Up Accountant and each third party auditor to treat confidentially each Boston Scientific Cost Report, Abbott Cost Report, Selling Price Report and Royalty Report.”

(h)                                 The second sentence of Section 5.08(d) of the Agreement is hereby amended and restated to read as follows:

“From and after the Closing, the parties will discuss in good faith what action, if any, should be taken if either party believes that a third party is infringing any DES Intellectual Property.”

(i)                                     The following new Section 6.06 is hereby added to the Agreement:

“SECTION 6.06. Agreement to Vote; Proxies. As of the Closing, Abbott shall grant to Boston Scientific or any of its designees an irrevocable proxy and shall appoint Boston Scientific or any of its designees as attorney-in-fact for Abbott and each of its Affiliates that beneficially owns Shares received pursuant to Sections 6.01 and 6.05, for so long as Abbott and such Affiliates beneficially own such Shares, with respect to any matter to be voted on by stockholders of Boston Scientific. All such Shares shall be voted proportionately with the vote cast by all other stockholders of Boston Scientific entitled to vote and voting on such matter. Upon the sale, transfer, assignment or other disposition of such Shares by Abbott or any Affiliate to an unaffiliated third party, the proxy granted pursuant to this Section 6.06 with respect to such Shares so transferred, assigned or disposed shall be automatically revoked, and the appointment pursuant to this Section 6.06 as attorney-in-fact with respect to such Shares shall be automatically terminated.”

(j)                                     The following new Section 6.07 is hereby added to the Agreement:

“SECTION 6.07. Full Sale and Divestiture of Shares. Subject to Section 6.02(a), Abbott agrees to sell, transfer or otherwise dispose of all Shares received pursuant to Sections 6.01 and 6.05 hereof to an unaffiliated third party no later than thirty (30)

months following the Closing.”

(k)                                  Clause (c) of Section 12.06 of the Agreement is hereby amended and restated to read as follows:

“(c) Abbott may, without the consent of Boston Scientific, assign its rights and obligations, in whole or in part, under this Agreement to any designee of Abbott (in the event Abbott divests any of the Assets that would otherwise be acquired by Abbott pursuant hereto due to applicable antitrust laws and regulations) or to any acquiror of all or substantially all of Abbott’s vascular intervention business.”

SECTION 2. Public Announcement. The provisions contained in Section 12.03 of the Agreement are incorporated by reference in this Amendment 3 as though they were expressly set forth herein.

SECTION 3. Representations and Warranties. (a) Boston Scientific represents and warrants to Abbott as follows:  Boston Scientific is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Amendment 3, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment 3 by Boston Scientific, the performance by Boston Scientific of its obligations hereunder and the consummation by Boston Scientific of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Boston Scientific. This Amendment 3 has been duly executed and delivered by Boston Scientific, and, assuming due authorization, execution and delivery by Abbott, this Amendment 3 is a legal, valid and binding obligation of Boston Scientific, enforceable against it in accordance with its terms.

(b)                                 Abbott represents and warrants to Boston Scientific as follows:  Abbott is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has all necessary corporate power and authority to enter into, execute and deliver this Amendment 3, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment 3 by Abbott, the performance by Abbott of its obligations hereunder and the consummation by Abbott of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Abbott. This Amendment 3 has been duly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by Boston Scientific, this Amendment 3 is a legal, valid and binding obligation of Abbott enforceable against it in accordance with its terms.

SECTION 4. Ratification of Agreement. Except as expressly provided in this Amendment 3, all of the terms, covenants, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. From and after the date hereof, all references to the Agreement shall refer to the Agreement as amended by this Amendment 3. Capitalized terms used but not defined in this Amendment 3 shall have the meanings assigned to them in the Agreement.

SECTION 5. Governing Law. This Amendment 3 shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment 3 shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York.

SECTION 6. Counterparts. This Amendment 3 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

*   *   *   *

IN WITNESS WHEREOF, Boston Scientific and Abbott have caused this Amendment 3 to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Lawrence C. Best
Name:	Lawrence C. Best
Title:	Executive Vice President, Chief
Financial Officer

ABBOTT LABORATORIES

By:
Name:	Richard A. Gonzalez
Title:	President and Chief Operating
Officer, Medical Products
Group

IN WITNESS WHEREOF, Boston Scientific and Abbott have caused this Amendment 3 to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:
Name:	Lawrence C. Best
Title:	Executive Vice President, Chief
Financial Officer

ABBOTT LABORATORIES

By:	/s/ Richard A. Gonzalez
Name:	Richard A. Gonzalez
Title:	President and Chief Operating
Officer, Medical Products
Group